Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 2nd Quarter Earnings

Ocean City, New Jersey – July 28, 2015 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,739,000, or $0.29 per diluted share, for the quarter ended June 30, 2015, as compared to $1,532,000, or $0.24 per diluted share, for the second quarter of 2014. Net income for the six months ended June 30, 2015 was $3,452,000, or $0.57 per diluted share, as compared to $3,119,000, or $0.48 per diluted share, for the same period in 2014.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of eleven full-service banking offices in eastern New Jersey.

In a separate release, the Company announced the redemption of $7 million principal amount of its 8.67% Capital Securities issued by Ocean Shore Capital Trust I, a wholly-owned subsidiary of the Company. The redemption date for the Capital Securities is August 26, 2015. The Company will pay a redemption premium of $91,000 to be recorded in the third quarter of 2015.

“Our second quarter results reflect sustained performance following our solid first quarter earnings,” said Steven E. Brady, President and CEO.   “We benefited from lower funding costs, an increase in fee income, and lower operating expenses.”

“With the redemption of our trust preferred securities, which we announced yesterday, net interest income will benefit from the reduction of annual interest expense of $607,000 without a significant reduction in our strong capital levels,” said Brady.

Balance Sheet Review

Total assets decreased $5.8 million, or 0.6%, to $1,019.0 million at June 30, 2015 from $1,024.8 million at December 31, 2014. Loans receivable, net, increased $6.8 million, or 0.9%, to $780.8 million at June 30, 2015 from $774.0 million at December 31, 2014. Investments and mortgage-backed securities increased $4.2 million, or 3.8%, to $115.6 million during the first six months of 2015. Cash and cash equivalents decreased $16.4 million, or 20.5%, to $63.9 million at June 30, 2015 from $80.3 million at December 31, 2014. Loan originations and other advances totaling $79.4 million were offset by payoffs and payments received of $72.6 million, resulting in a $6.8 million increase in the portfolio. The increase in investments and mortgage-backed securities resulted from purchases offset by normal repayments, calls and maturities. Cash and cash equivalents were used to fund the increase in loans and investments and deposit withdrawals.

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Deposits decreased $7.2 million, or 0.9%, to $779.9 million at June 30, 2015 from $787.1 million at December 31, 2014. Checking accounts increased $11.4 million, savings accounts increased $3.5 million, certificates of deposit decreased $628,000 and municipal deposits decreased $21.5 million at June 30, 2015 compared to December 31, 2014. Municipal deposits declined as a result of seasonal withdrawals. Total borrowings were unchanged at $117.2 million.

Stock Repurchase Plan

During the June 2015 quarter, the Company repurchased a total of 49,200 shares at a weighted average cost of $14.91. As of June 30, 2015, 16,400 shares remain to be purchased under the previously announced share repurchase plan.

Asset Quality

The provision for loan losses totaled $178,000 for the second quarter of 2015 compared to $50,000 for the second quarter of 2014 and $153,000 for the first quarter of 2015. The allowance for loan losses totaled $3.4 million, or 0.43% of total loans, at June 30, 2015 compared to $3.8 million, or 0.49% of total loans, at December 31, 2014. The Company experienced $699,000 in net charge-off activity for the first six months of 2015 as compared to $270,000 in net charge-off activity for the first six months of 2014.

Non-performing assets totaled $7.6 million, or 0.74% of total assets, at June 30, 2015, compared to $6.9 million, or 0.68% of total assets, at December 31, 2014. Non-performing assets consisted of seventeen real estate residential mortgages totaling $2.7 million, five real estate commercial mortgage totaling $1.6 million, one real estate construction mortgage totaling $143,000, six consumer equity loans totaling $489,000, nine TDR non-accrual loans totaling $1.5 million and six real estate owned properties totaling $1.2 million.

Income Statement Analysis

Net interest income increased $171,000, or 2.5%, to $7.1 million for the second quarter of 2015 compared to $6.9 million in the second quarter of 2014. Net interest margin increased 4 basis points in the quarter ended June 30, 2015 to 3.16% versus 3.12% for the quarter ended June 30, 2014 and decreased 3 basis points from 3.19% for the quarter ended March 31, 2015. The increase in net interest income in the second quarter of 2015 compared to the second quarter of 2014 resulted from an increase in average interest-earning assets of $8.8 million and a decrease in average interest-bearing liabilities of $86.4 million offset by a decrease of 5 basis points in the average yield on interest-earning assets. The average cost of interest-bearing liabilities remained stable at 0.94% over the comparable quarters.

Net interest income increased $302,000, or 2.2%, to $14.1 million for the first six months of 2015 compared to the same period in the prior year. Net interest margin increased 4 basis points for the six months ended June 30, 2015 to 3.18% versus 3.14% for the six months ended June 30, 2014. The increase in net interest income for the six month period was the result of a decrease in average interest-bearing liabilities of $82.8 million, an increase in average interest-earning assets of $9.9 million and a decrease in the average cost of interest-bearing liabilities of 1 basis point to 0.93%, offset by a decrease of 7 basis points in the average yield on interest-earning assets.

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Other income increased $47,000 to $1.1 million and $90,000 to $2.2 million for the second quarter and first six months of 2015, respectively, compared to the same periods in 2014. The increase in other income resulted from increases in deposit account fees and debit card commissions offset by decreases in other income over the prior periods.

Other expenses decreased $157,000, or 2.8%, to $5.4 million for the second quarter of 2015, compared to $5.5 million for the second quarter of 2014. Other expenses decreased $162,000, or 1.5%, to $10.8 million for the six months ended June 30, 2015, compared to $11.0 million for the six months ended June 30, 2014. For the second quarter of 2015 decreases in occupancy and equipment, REO and other expenses of $211,000 were offset by increases in salaries and benefits, FDIC insurance and marketing expenses of $54,000. For the six months ended June 30, 2015 decreases in occupancy and equipment, REO and other expenses of $286,000 were offset by increases in salaries and benefits, FDIC insurance and marketing expenses of $124,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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SELECTED FINANCIAL CONDITION DATA (Unaudited)

	June 30,	December 31,
	2015	2014	% Change
	(Dollars in thousands)

Total assets	$1,019,031	$1,024,754	(0.6)%
Cash and cash equivalents	63,853	80,307	(20.5)
Investment securities	115,564	111,317	3.8
Loans receivable, net	780,789	774,017	0.9
Deposits	779,859	787,078	(0.9)
FHLB advances	110,000	110,000	0.0
Subordinated debt	7,217	7,217	0.0
Stockholder’s equity	106,883	105,811	1.0

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
	(In thousands, except per share and per share amounts)

Interest and dividend income	$8,764	$8,793	(0.3)%	$17,551	$17,665	(0.6)%
Interest expense	1,708	1,908	(10.5)	3,403	3,819	(10.9)
Net interest income	7,056	6,885	2.5	14,148	13,846	2.2

Provision for loan losses	178	50	256.0	331	138	139.9

Net interest income after provision for loan losses	6,878	6,835	0.6	13,817	13,708	0.8

Other income	1,133	1,086	4.3	2,182	2,092	4.3
Other expense	5,373	5,530	(2.8)	10,814	10,976	(1.5)

Income before taxes	2,638	2,391	10.3	5,185	4,824	7.5
Provision for income taxes	899	859	4.7	1,733	1,705	1.6

Net Income	$1,739	$1,532	13.5	$3,452	$3,119	10.7

Earnings per share basic	$0.29	$0.24		$0.58	$0.49
Earnings per share diluted	$0.29	$0.24		$0.57	$0.48

Average shares outstanding basic	5,920,475	6,361,499		5,952,732	6,386,799
Average shares outstanding diluted	6,036,007	6,495,037		6,062,866	6,507,498

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	Three Months Ended June 30, 2015		Three Months Ended June 30, 2014
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$776,880	4.21%	$762,364	4.27%
Investment securities	115,966	2.02%	121,709	2.14%
Total interest-earning assets	892,846	3.93%	884,073	3.98%

Interest-bearing deposits	607,339	0.41%	690,693	0.36%
Total borrowings	117,217	3.73%	120,309	4.25%
Total interest-bearing liabilities	724,556	0.94%	811,002	0.94%

Interest rate spread		2.98%		3.04%
Net interest margin		3.16%		3.12%

	Six Months Ended June 30, 2015		Six Months Ended June 30, 2014
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$775,426	4.22%	$756,318	4.32%
Investment securities	115,004	2.09%	124,247	2.16%
Total interest-earning assets	890,430	3.94%	880,565	4.01%

Interest-bearing deposits	613,601	0.40%	693,324	0.37%
Total borrowings	117,217	3.71%	120,309	4.23%
Total interest-bearing liabilities	730,818	0.93%	813,633	0.94%

Interest rate spread		3.01%		3.07%
Net interest margin		3.18%		3.14%

ASSET QUALITY DATA (Unaudited)

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,760	$4,199
Provision for loan losses	331	462

Charge-offs	(699)	(977)
Recoveries	–	76
Net charge-offs	(699)	(901)

Allowance at end of period	$3,392	$3,760
Allowance for loan losses as a percent of total loans	0.43%	0.49%
Allowance for loan losses as a percent of nonperforming loans	53.1%	60.0%

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	At June 30, 2015	At December 31, 2014
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,678	$3,626
Real estate mortgage - commercial	1,580	803
Real estate mortgage - construction	143	143
Commercial business loans	–	501
Consumer loans	489	502
Total	4,890	5,575
Trouble debt restructurings - nonaccrual	1,496	694
Total nonaccrual loans	6,386	6,269
Real estate owned	1,193	650
Total nonperforming assets	$7,579	$6,919
Nonperforming loans as a percent of total loans	0.82%	0.81%
Nonperforming assets as a percent of total assets	0.74%	0.68%

SELECTED FINANCIAL RATIOS (Unaudited)

	Six Months Ended June 30,
	2015	2014
Selected Performance Ratios:
Return on average assets (1)	0.67%	0.61%
Return on average equity (1)	6.46%	5.82%
Interest rate spread (1)	3.01%	3.07%
Net interest margin (1)	3.18%	3.14%
Efficiency ratio	66.22%	68.87%

--(1) Annualized.

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OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$7,056	$7,092	$6,997	$6,958	$6,885
Provision for loan losses	178	153	200	125	50
Net interest income after provision for loan losses	6,878	6,939	6,797	6,833	6,835
Other income	1,133	1,049	1,052	1,102	1,086
Other expense	5,373	5,442	5,337	5,451	5,530
Income before taxes	2,638	2,546	2,512	2,484	2,391
Provision for income taxes	899	833	914	904	859
Net income	$1,739	$1,713	$1,598	$1,580	$1,532

Share Data:
Earnings per share basic	$0.29	$0.29	$0.26	$0.25	$0.24
Earnings per share diluted	$0.29	$0.28	$0.26	$0.25	$0.24
Average shares outstanding basic	5,920,475	5,985,347	6,068,184	6,226,913	6,361,499
Average shares outstanding diluted	6,036,007	6,095,177	6,178,602	6,361,856	6,495,037
Total shares outstanding	6,257,899	6,251,912	6,393,344	6,469,943	6,759,423

Balance Sheet Data:
Total assets	$1,019,031	$1,029,809	$1,024,754	$1,040,029	$1,013,305
Investment securities	115,564	114,830	111,317	114,927	119,899
Loans receivable, net	780,789	770,261	774,017	773,796	769,556
Deposits	779,859	792,891	787,078	804,552	770,831
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	7,217	7,217	7,217	7,217	10,309
Stockholders’ equity	106,883	105,643	105,811	105,149	108,217

Asset Quality:
Non-performing assets	$7,579	$7,027	$6,919	$7,887	$7,349
Non-performing loans to total loans	0.82%	0.83%	0.81%	0.97%	0.91%
Non-performing assets to total assets	0.74%	0.68%	0.68%	0.76%	0.73%
Allowance for loan losses	$3,392	$3,384	$3,760	$4,029	$4,067
Allowance for loan losses to total loans	0.43%	0.44%	0.49%	0.52%	0.53%
Allowance for loan losses to non-performing loans	53.1%	52.7%	60.0%	53.7%	58.0%

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